Exhibit 23.2

CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BioLife Solutions, Inc.

Bothell, Washington

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of BioLife Solutions, Inc. ("the Company") of our report dated March 15, 2019, except for the effects of the restatement discussed in Note 2 to the financial statements, as to which the date is May 15, 2020, relating to our audit of the 2018 financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington

July 2, 2020